EXHIBIT 21.0

INCOME OPPORTUNITY REALTY INVESTORS, INC.
SUBSIDIARIES OF THE REGISTRANT

     The following is a list of all subsidiaries and partnership interests of Income Opportunity Realty Investors, Inc. and the state or other jurisdiction of organization or incorporation:

		JURISDICTION OF
		ORGANIATION OR
NAME OF ENTITY	OWNERSHIP %	INCORPORATION
Corporations

IORI Valley View, Inc.	100%	Nevada
IORI Enclave 5, Inc.	100%	Nevada
IORI Minerals, Inc.	100%	Nevada
Transcontinental Brewery, Inc.	100%	Nevada
Transcontinental Parkway Corporation	100%	Nevada

Partnerships
Nakash Income Associates	40%	Georgia
TCI Eaton Square LP	10%	Texas